Exhibit 99.1

Seattle Genetics and Millennium Announce Positive Top-Line Brentuximab Vedotin (SGN-35) Data from Pivotal Trial in Relapsed and Refractory Hodgkin Lymphoma

-Objective Responses Achieved in 75 percent of Patients; Median Duration of Response Greater than Six Months-

-BLA Submission Planned in First Half of 2011-

-Seattle Genetics to Host Conference Call and Webcast Today at 8:30 a.m. ET-

BOTHELL, Wash. and CAMBRIDGE, Mass., – September 27, 2010 – Seattle Genetics, Inc. (Nasdaq: SGEN) and Millennium: The Takeda Oncology Company, a wholly owned subsidiary of Takeda Pharmaceutical Company Limited (TSE:4502), today announced positive top-line results from the pivotal trial of single-agent brentuximab vedotin (SGN-35), an antibody-drug conjugate (ADC) targeted to CD30. The trial was conducted in 102 relapsed or refractory Hodgkin lymphoma (HL) patients.

Seventy-five percent of patients in the pivotal trial achieved an objective response as assessed by an independent central review, the primary endpoint of the trial. The median duration of response was greater than six months. The safety profile of brentuximab vedotin in this trial was generally consistent with prior clinical trial experience. A more complete data set will be presented at an upcoming scientific meeting.

“We are extremely excited with the top-line results, as they move us one step closer to our goal of bringing brentuximab vedotin to patients with relapsed or refractory Hodgkin lymphoma,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We are positioned for a Biologics License Application (BLA) submission to the U.S. Food and Drug Administration (FDA) in the first half of 2011. In addition, we plan to report top-line data from our phase II trial of brentuximab vedotin in patients with relapsed or refractory systemic anaplastic large cell lymphoma (ALCL) within the next few weeks.”

“The lack of adequate therapies for the treatment of relapsed and refractory Hodgkin lymphoma represents a substantial unmet medical need worldwide, with almost a third of the 30,000 newly diagnosed patients relapsing or becoming refractory to front-line therapy annually,” said Nancy Simonian, M.D., Chief Medical Officer of Millennium. “These data have the potential to provide an important advance in therapy for Hodgkin lymphoma. We intend to discuss these results with European regulators to support our goal of submitting a Marketing Authorization Application to the European Medicines Agency (EMA) in 2011.”

Pivotal Trial Design

The single-arm pivotal trial assessed efficacy and safety of single-agent brentuximab vedotin in relapsed or refractory, post-autologous stem cell transplant (ASCT) HL patients. Patients received 1.8 milligrams per kilogram of brentuximab vedotin every three weeks for up to 16 total doses. The primary endpoint of the trial was objective response rate as assessed by an independent review facility. Response assessments were based on the rigorous and internationally established Revised Response Criteria for Malignant Lymphoma (Cheson, 2007). Secondary endpoints included complete response rate, duration of response, progression-free survival, overall survival and tolerability. The trial was conducted under a Special Protocol Assessment (SPA) with the FDA and was discussed with the EMA during the process of obtaining EU Centralized Scientific Advice on the brentuximab vedotin development program. Brentuximab vedotin has been granted orphan drug designation by the FDA and EMA for the treatment of HL and ALCL and has been granted fast track designation by the FDA for HL.

About Brentuximab Vedotin

Brentuximab vedotin is an ADC comprising an anti-CD30 monoclonal antibody attached by an enzyme cleavable linker to a potent, synthetic drug payload, monomethyl auristatin E (MMAE) utilizing Seattle Genetics’ proprietary technology. The ADC employs a novel linker system that is designed to be stable in the bloodstream but to release MMAE upon internalization into CD30-expressing tumor cells. This approach is intended to spare non-targeted cells and thus may help minimize the potential toxic effects of traditional chemotherapy while allowing for the selective targeting of CD30-expressing cancer cells, thus potentially enhancing the antitumor activity.

In addition to the pivotal HL trial, Seattle Genetics and Millennium are conducting a phase II trial for relapsed and refractory systemic ALCL, a phase III clinical trial (the AETHERA trial) for patients at high risk of residual HL following autologous stem cell transplant, a phase II retreatment trial for relapsed patients who previously responded to brentuximab vedotin, and a phase I combination trial for front-line treatment of HL.

About Hodgkin Lymphoma

Lymphoma is a general term for a group of cancers that originate in the lymphatic system. There are two major categories of lymphoma: Hodgkin lymphoma and non-Hodgkin lymphoma. Hodgkin lymphoma is distinguished from other types of lymphoma by the presence of one characteristic type of cell, known as the Reed-Sternberg cell. A defining attribute of the Reed-Sternberg cell is its expression of the CD30 antigen.

According to the American Cancer Society, approximately 8,500 cases of Hodgkin lymphoma will be diagnosed in the United States during 2010 and more than 1,300 will die from the disease. Globally, there are more than 30,000 cases of Hodgkin lymphoma diagnosed each year. Although front-line combination chemotherapy can result in durable response rates, up to 30 percent of these patients relapse or are refractory to front-line treatment and have few therapeutic options beyond ASCT.

About the Seattle Genetics/Millennium Collaboration

Seattle Genetics and Millennium are jointly developing brentuximab vedotin. Under the terms of the collaboration agreement, Seattle Genetics has U.S. and Canadian commercialization rights and the Takeda Group has rights to commercialize brentuximab vedotin in the rest of the world. Seattle Genetics and the Takeda Group are funding joint development costs for brentuximab vedotin on a 50:50 basis, except in Japan where the Takeda Group will be solely responsible for development costs.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss this announcement. The event will be held today at 5:30 a.m. Pacific Time (PT); 8:30 a.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at http://www.seattlegenetics.com, under the Investors and News section, or by calling (877) 941-8631 (domestic) or (480) 629-9819 (international). The access code is 4369251. A replay of the discussion will be available beginning at approximately 7:00 a.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4369251. The telephone replay will be available until 5:00 p.m. PT on Friday, October 1, 2010.

About Seattle Genetics

Seattle Genetics is a clinical-stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company’s lead product candidate, brentuximab vedotin, is being evaluated in a variety of lymphoma treatment settings including the relapsed and refractory Hodgkin lymphoma indication for which top-line pivotal data have been reported. In addition, Seattle Genetics has four other clinical-stage programs: SGN-75, ASG-5ME, dacetuzumab (SGN-40) and SGN-70. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Bayer, Celldex Therapeutics, Daiichi Sankyo, Genentech, GlaxoSmithKline, MedImmune, a subsidiary of AstraZeneca, Millennium: The Takeda Oncology Company and Progenics, as well as ADC co-development agreements with Agensys, an affiliate of Astellas, and Genmab. More information can be found at www.seattlegenetics.com.

About Millennium

Millennium: The Takeda Oncology Company, a leading biopharmaceutical company based in Cambridge, Mass., markets a first-in-class proteasome inhibitor, and has a robust clinical development pipeline of product candidates. Millennium Pharmaceuticals, Inc. was acquired by Takeda Pharmaceutical Company Ltd. in May, 2008. The Company’s research, development and commercialization activities are focused in oncology. Additional information about Millennium is available through its website, www.millennium.com.

For Seattle Genetics: Certain of the statements made in this press release are forward looking, such as those, among others, relating to the potential therapeutic benefit of brentuximab vedotin and plans for filing for regulatory approval with and obtaining regulatory approval from the FDA and the EMA. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include that the safety and/or efficacy results of the pivotal trial in relapsed or refractory Hodgkin lymphoma will not be sufficient to gain marketing approval in the United States or any other country, that we will be required to amend our submission for marketing approval or that such submission will be refused. In addition, our regulatory plans may change as a result of consultation with the FDA or EMA. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-Q for the quarter ended June 30, 2010 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS

Seattle Genetics, Inc.

Peggy Pinkston

425-527-4160

ppinkston@seagen.com

Millennium

Lauren Musto

617-551-7848

lauren.musto@mpi.com